                      EXHIBIT 10.7

NATIONAL INSTRUMENTS CORPORATION
2020 EQUITY INCENTIVE PLAN
SUB-PLAN FOR ISRAELI PARTICIPANTS
SPECIAL PROVISIONS FOR ISRAELI PARTICIPANTS
1.1 This Sub-Plan for Israeli Participants (the "Sub-Plan") to the National Instruments Corporation 2020 Equity Incentive Plan (the "Plan") is made in accordance with Section 4(b)(vii) of the Plan and was approved by National Instruments Corporation (the "Company") effective as of April 27, 2020.
1.2 The provisions specified in this Sub-Plan apply only to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.
1.3 This Sub-Plan applies with respect to Awards granted under the Plan. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the tax, securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all grants made pursuant to this Sub-Plan will be governed by the terms of the Plan. This Sub-Plan is applicable only to grants made after the date of its adoption. This Sub-Plan complies with, and is subject to the ITO and Section 102.
1.4 The Plan and this Sub-Plan should be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of the Plan will govern, except and solely to the extent required, with respect to any provisions of the Sub-Plan intended to ensure compliance with the 102 Capital Gains Track or applicable law.
        2. DEFINITIONS
Capitalized terms not otherwise defined herein will have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Sub-Plan:
"3(i) Option" means an Option that is subject to taxation pursuant to Section 3(i) of the ITO, which has been granted to any person who is not an Eligible 102 Participant.
"102 Capital Gains Track" means the tax alternative set forth in Section 102(b) of the ITO pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.
"102 Capital Gains Track Grant" means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.
"102 Ordinary Income Track" means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

        "102 Ordinary Income Track Grant" means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.
"102 Trustee Grant" means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.
"Affiliate" for the purpose of grants made under this Sub-Plan, means any affiliated entity of the Company that is an "employing company" within the meaning of Section 102(a) of the ITO.
"Controlling Shareholder" as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% of the outstanding share capital of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the "profit" of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.
"Deposit Requirements" means with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (a) the resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of Administrator’s approval of such Award, including full details of the terms of the Awards, and (b) a copy of the Award Agreement executed by the Eligible 102 Participant and/or Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Administrator’s approval of such Award.
"Election" means the Company’s choice of the type of 102 Trustee Grants it will make under the Plan (as between capital gains track or ordinary income track), as filed with the ITA.
"Eligible 102 Participant" means a Participant who is a person employed by the Company or its Affiliates, including an individual who is serving as a director (as defined in the ITO) or an office holder (as defined in the ITO), who is not a Controlling Shareholder.
"Israeli Fair Market Value" means with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, the fair market value of the Shares at the date of grant will be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant.
"ITA" means the Israel Tax Authority.
"ITO" means the Israel Income Tax Ordinance (New Version), 1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.
"Non-Trustee Grant" means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

"Required Holding Period" means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Sub-Plan, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Award.
"Rules" means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.
"Section 102" means the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005.
"Trustee" means a person or entity designated by the Company to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.
3. TYPES OF AWARDS AND SECTION 102 ELECTION
3.1 Awards granted as 102 Trustee Grants will be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make will be filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election will not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.
3.2 Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan. Participants who are not Eligible 102 Participants may be granted only 3(i) Options under this Sub-Plan.
3.3 No 102 Trustee Grants may be made effective pursuant to this Sub-Plan until 30 days after the date the requisite filings required by the ITO and the Rules, including the filing of the Plan and Sub-Plan, have been made with the ITA.
3.4 The Award Agreement will indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Option; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.
4. TERMS AND CONDITIONS OF 102 TRUSTEE GRANTS
4.1 Each 102 Trustee Grant will be deemed granted on the date approved by the Administrator, and stated in a written or electronic notice by the Company, provided that its qualification as a 102 Trustee Grant will be dependent upon the Company’s and the Trustee's compliance with any applicable requirements set forth by the ITA with regard to such grants.

4.2 A 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares acquired pursuant to an exercise of a 102 Trustee Grant will be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA). After termination of the Required Holding Period, the Trustee may release any Shares issued with respect to such Awards, provided that (i) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO or (ii) the Trustee or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee will not release any 102 Trustee Grants or shares issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.
4.3 Each 102 Trustee Grant will be subject to the relevant terms of Section 102 and the ITO, which will be deemed an integral part of the 102 Trustee Grant and will prevail over any term contained in the Plan, this Sub-Plan or Awards Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 will be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant will comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102 and the Deposit Requirements (or a supervisory trustee arrangement, if approved by the ITA. With respect to 102 Capital Gain Track Grants, the provisions of Section 102(b)(3) of the ITO will apply with respect to the Israeli tax rate applicable to such Awards.
4.4 During the Required Holding Period, the Eligible 102 Participant will not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which will apply to and will be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).
4.5 In the event a stock dividend is declared or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Grants, such dividend or rights will also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares or rights will be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared or rights granted. In the event of a cash dividend on Shares, the Trustee will transfer the dividend proceeds to the Eligible 102 Participant in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.
4.6 If an Award granted as a 102 Trustee Grant vests during the Required Holding Period, the Shares issued upon such vesting will be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such an Award vests after the Required Holding Period ends, the Shares issued upon such vesting will, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and this Sub-Plan.
4.7 To avoid doubt: (i) notwithstanding anything to the contrary in the Plan, including without limitation Sections 2(q), 4(b)(xi), 7(c) and 7(d) thereof, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash and will not be subject to any Exchange Program, unless and to the extent permitted under Section 102 and as expressly authorized by the ITA; (ii) certain adjustments and modifications to the terms of Awards granted under the 102 Capital Gains Track, including, without limitation, Recapitalization, Reorganization and Change of Control events pursuant to Section 4(b)(viii), 6(e), 11(c), 11(d) and 20 of the Plan, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless the prior approval of the ITA is obtained; (iii) notwithstanding anything to the contrary in the Plan, including without limitation Section 20, any clawback of Awards will not apply to Awards granted under Section 102, except and to the extent expressly authorized by the ITA; (iv) notwithstanding anything to the contrary in the Plan, including without limitation Section 12, all withholding obligations will be conducted according to the ITA requirements as specified in Section 6 to this Sub-Plan; and (v) notwithstanding anything to the contrary in the Plan, including without limitation Section 6(f), until the occurrence of a Change of Control and as a condition to receive the Awards all Participants will exercise a proxy upon the execution of the Award Agreement assigning the Company their voting rights.
5. ASSIGNABILITY
As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. Any transfer will be in compliance with the National Instruments Corporation corporate documents, as amended.
6. TAX CONSEQUENCES
6.1 Any tax consequences arising from the grant or vesting of any Award, the issuance, sale or transfer and payment for the Shares covered thereby, or from any other event or act (of the Company, its Affiliates, the Trustee or the Participant) relating to an Award or Shares issued thereupon will be borne solely by the Participant. The Company and its Affiliates, and the Trustee will withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant will agree to indemnify the Company, its Affiliates and the Trustee, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld; (iii) withholding otherwise deliverable Shares having a Market Value equal to the minimum amount statutorily required to be withheld; or (iv) selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant will be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.
6.2 The Company does not represent or undertake that an Award will qualify for or comply with the requisites of any particular tax treatment (such as the "capital gains track" under Section 102), nor will the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company will have no liability of any kind or nature in the event that, as a result of application of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award will be deemed to not qualify for any particular tax treatment.
6.3 With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant will extend to the Company or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.
7. SECURITIES LAWS
All Awards hereunder are subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

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